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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE



                                                         [OCEAN ENERGY LOGO]


September 16, 1999

CONTACT:
John T. Raymond
Vice President - Corporate Development and Investor Relations
1001 Fannin, Suite 1600
Houston, Texas 77002
(713) 265-6161

           OCEAN ENERGY CLOSES SALE OF ARKOMA ASSETS FOR $231 MILLION

HOUSTON - Ocean Energy, Inc. (NYSE: OEI) announced today that it has finalized the previously announced sale of certain Arkoma Basin assets to Cross Timbers Oil Company (NYSE: XTO) for cash proceeds of approximately $231 million. The proceeds will be utilized to reduce the Company's outstanding indebtedness under its revolving credit facilities.

"At the time of the merger, we targeted a minimum of $200 million in asset divestitures in 1999. To date, we have announced approximately $730 million in sales. With the closing of this transaction and the recent sale of certain Gulf of Mexico assets, the announced divestiture program is complete with the only outstanding issue being the completion of the sale of ENSTAR. On that front, things are progressing as planned and accordingly, we anticipate closing by year-end. With the majority of the divestiture program behind us, we are now dedicating our focus to operating results and growth," said James T. Hackett, Ocean Energy President and CEO.

Banc of America Securities LLC acted as financial advisor to Ocean Energy in this transaction.

Ocean Energy, Inc. is an independent energy company engaged in the exploration, development, production, and acquisition of crude oil and natural gas. North American operations are focused in the shelf and deepwater areas of the Gulf of Mexico, the Permian Basin, Midcontinent and Rocky Mountain regions. Internationally, the Company explores for and produces oil and gas in West Africa (Cote d'Ivoire and Equatorial Guinea), Egypt, Russia and Indonesia. OEI also has exploration programs underway in Angola, Pakistan, Yemen and Bangladesh.

CERTAIN STATEMENTS IN THIS NEWS RELEASE REGARDING FUTURE EXPECTATIONS, PLANS FOR ACQUISITIONS, DISPOSITIONS, AND OIL AND GAS RESERVES, EXPLORATION, DEVELOPMENT, PRODUCTION AND PRICING MAY BE REGARDED AS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LITIGATION REFORM ACT. THEY ARE SUBJECT TO VARIOUS RISKS, SUCH AS OPERATING HAZARDS, DRILLING RISKS, THE INHERENT UNCERTAINTIES IN INTERPRETING ENGINEERING DATA RELATING TO UNDERGROUND ACCUMULATIONS OF OIL AND GAS, THE RISK THAT THE PREVIOUSLY ANNOUNCED SALE OF ENSTAR DOES NOT CLOSE, AS WELL AS OTHER RISKS DISCUSSED IN DETAIL IN THE COMPANY'S SEC FILINGS, INCLUDING THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.

FOR MORE INFORMATION, CONTACT INVESTOR RELATIONS AT (713) 265-6161 OR MAIL REQUESTS TO 1001 FANNIN, SUITE 1600, HOUSTON, TEXAS 77002.